Exhibit 10.3.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective August 12, 2014 (the “Effective Date”), between SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), and James D. Bennett, an individual (the “Executive”).
WITNESSETH:
WHEREAS, the Company and the Executive desire to set forth in their entirety the terms of their agreements relating to the employment of Executive by the Company.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:
1.Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company and the Executive and the Company do not intend to create a joint venture, partnership or other relationship that might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement, other than as an officer of the Company.
2.    Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use his or her best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation and complying with applicable laws. Except as provided in paragraph 3, the Executive shall devote his or her entire business skill, time, and effort diligently to the affairs of the Company in accordance with the duties assigned to the Executive, and the Executive shall perform all such duties, and otherwise conduct himself/herself, in a manner reasonably calculated in good faith by him to promote the best interests of the Company.
2.1    Executive’s Duties. Under this Agreement, the Executive shall report to the Board of Directors of the Company, or his or her successor, who, for purposes of this Agreement, will be referred to as the “Executive’s Supervisor.” This reporting relationship may change from time to time in the discretion of the Executive’s Supervisor or the Company’s Board of Directors (the “Board”). During the term of this Agreement, the Executive will serve as the President and Chief Executive Officer for the Company, with such titles, duties and authorities as the Executive’s Supervisor or the Board may from time to time prescribe. The Executive will perform all of the services required to fully and faithfully execute the position in accordance with the reasonable directives that he may receive from time to time from the Executive’s Supervisor or the Company’s Board of Directors (the “Board”).

2.2    Rules and Regulations. From time to time, the Company may issue policies and procedures applicable to employees and the Executive. The Executive agrees to comply with such policies and procedures, which may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement will control unless compliance with this Agreement will violate any law or regulation applicable to the Company or its affiliated entities.
3.    Other Activities. The Executive shall not engage in any business activity that, in the judgment of the Board, conflicts with the Executive’s duties hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. In addition, except for the activities permitted under paragraph 3.1 of this Agreement or approved by the Board or the Chief Executive Officer, in writing, the Executive will not: (a) engage in activities that require such substantial services on the part of the Executive that the Executive is unable to perform the duties assigned to the Executive in accordance with this Agreement; (b) serve as an officer or director of any publicly held entity; or (c) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, businesses (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, or (iv) marketing or refining oil or gas. The limitations in this paragraph 3 will not prohibit an investment by the Executive in publicly traded securities or the maintenance of investment interests owned prior to the Effective Date. The Executive is not restricted from maintaining or making investments, or engaging in other businesses, enterprises or civic, charitable or public service functions if such activities, investments, businesses or enterprises do not result in a violation of clauses (a) through (c) of this paragraph 3. Notwithstanding the foregoing, the Executive will be permitted to participate in the activities set forth in paragraph 3.1 that will be deemed to be approved by the Company, if such activities are undertaken in strict compliance with this Agreement.
3.1    Royalty Interests and Gifts. The foregoing restriction in clause (c) will not prohibit the ownership of royalty interests where the Executive owns or previously owned the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of the surface estate or the ownership of royalty, overriding royalty or working interests that are received by gift or inheritance subject to disclosure by the Executive to the Company in writing.
4.    Executive’s Compensation. The Company agrees to compensate the Executive as follows:
4.1    Base Salary. The Executive will be paid a base salary (the “Base Salary”) at an annual rate of not less than $915,000, which will be paid to the Executive in regular installments in accordance with the Company’s customary payroll practices during the term of this Agreement.

4.2    Annual Bonus. The Executive will be eligible to participate in SandRidge’s annual incentive plan as in effect from time to time.  For 2014, the Executive’s target annual bonus will be $1,006,500, or approximately 110% of the Base Salary that the Executive earns during 2014. This bonus is anticipated to be paid in the first quarter of 2015. The Executive recognizes and acknowledges that the award of bonus compensation is not guaranteed or promised in any way.
4.3    Long-Term Incentive. The Executive will be eligible to receive annual grants of long-term incentive awards under and subject to the terms of SandRidge’s equity or other long-term incentive plan (including any applicable award agreement) as in effect from time to time. The target value of the awards granted in 2015 will equal $5,380,200 or approximately 588% of the Base Salary that the Executive earns during 2014. Executive recognizes and acknowledges that the award of equity compensation is not guaranteed or promised in any way.
4.4    Benefits. The Company sponsors a number of employee benefit plans, programs and arrangements for the benefit of its employees, including retirement, medical, life and disability benefits. The Executive shall have the opportunity to participate in such plans, programs and arrangements to the same extent as other similarly-situated Company employees; however, any participation in Company employee benefit plans, programs or arrangements is subject to the terms and conditions of the particular plan, program or arrangement, including any eligibility requirements, as they may exist from time to time. The Executive recognizes and acknowledges that the Company has the right to amend, modify or terminate its employee benefit plans, programs and arrangements at any time.
4.5    Paid Time Off (“PTO”). The Executive shall be eligible for 30 days of PTO each continuous year of employment during the term of this Agreement under the Company’s PTO policy. Such PTO shall be calculated from the Executive’s original date of hire. No additional compensation will be paid for failure to take PTO and no PTO may be carried forward from one twelve month period to another.
5.    Term. The employment relationship evidenced by this Agreement is an “at will” employment relationship and the Company reserves the right to terminate the Executive at any time with or without cause. This Agreement shall continue in full force and effect unless and until (i) the Executive’s employment is terminated by either party in accordance with Section 6, and (ii) all obligations and liabilities of the parties arising in connection with such termination or otherwise accruing under this Agreement have been fully satisfied. The “Termination Date” shall be the effective date of Executive’s termination of employment. Notwithstanding any contrary provision in this Agreement, nothing in this Agreement constitutes a guarantee of continued employment but instead provides for certain rights and benefits during the Executive’s employment with the Company and if such employment terminates. Notwithstanding the foregoing, the Executive shall not receive severance benefits under more than one plan, program or policy with the Company or other agreement with the Company.
6.    Termination.
6.1    Termination by Company. The Company will have the following rights to terminate Executive’s employment:
6.1.1    Termination without Cause. The Company may terminate Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying a Termination Date not sooner than ten days after the date of such notice. If the Executive is terminated without Cause (other than a CC Termination under paragraph 6.4 of this Agreement or on account of Executive’s incapacity or death under paragraphs 6.5 and 6.6 of this Agreement), the Executive will receive as termination compensation a lump sum payment equal to twelve months’ Base Salary as in effect on the Termination Date (or, if greater, the highest Base Salary in effect during the three year period ending on the Termination Date), which shall be paid within 60 days of the Termination Date. However, if, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the termination compensation is “nonqualified deferred compensation” that is subject to Section 409A, the payment will be made on the first payroll payment date that is more than six months following the Termination Date. The right to the termination compensation described above is subject to the Executive’s execution and nonrevocation of the Company’s Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. The termination payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.
6.1.2    Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination For Cause”), by giving the Executive written notice of such termination which shall take effect immediately upon the giving of such notice to the Executive. As used in this Agreement, “Cause” means (A) the Executive’s material breach or threatened breach of this Agreement; (B) the Executive’s failure to substantially perform the Executive’s duties hereunder; (C) the misappropriation or fraudulent conduct by the Executive with respect to the assets or operations of the Company or any of its subsidiaries or affiliated companies; (D) the Executive’s willful disregard of the instructions of the Executive’s Supervisor or the Board or the Executive’s material neglect of duties or failure to act, other than by reason of disability or death; (E) the Executive’s personal misconduct which, in the judgment of the Company, could reasonably be expected to substantially injure the Company or its reputation; or (F) the conviction of the Executive for, or a plea of guilty or no contest to, a felony or any crime involving fraud, theft, dishonesty, or moral turpitude. If the Executive’s employment is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination other than to the extent required by law.
6.2    Termination by Executive. The Executive may voluntarily terminate his or her employment by the service of written notice of such termination to the Company specifying an effective date of such termination 30 days after the date of such notice. The Company may in its sole discretion, elect to waive all or any part of the 30-day notice period with no further obligations being owed to the Executive by the Company. If the Executive terminates his or her employment, neither the Company nor the Executive will have any further obligations hereunder, except as provided in paragraph 14.
6.3    Termination After Change in Control. If, during the term of this Agreement there is a “Change in Control” and within two years thereafter there is a CC Termination (as hereafter defined), then the Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive under paragraph 6.8 or under Company plans in which Executive is a participant) payable in a lump sum in cash in an amount equal to three times the sum of: (a) the Executive’s Base Salary in effect on the Termination Date (or, if greater, the highest Base Salary in effect during the three year period ending on the Termination Date), and (b) the Executive’s Average Annual Bonus (as hereafter defined), which shall be paid within 60 days following the CC Termination. The term “Average Annual Bonus” means (x) if the CC Termination occurs before the annual bonus is paid for the executive’s first year of employment, 110% of the Executive’s Base Salary as in effect on the Effective Date, or (y) otherwise, the average annual bonus paid pursuant to paragraph 4.2 for the preceding three years (or such lesser number of years as the Executive may have been employed). If the foregoing amount is not paid within 60 days after the CC Termination, the unpaid amount will bear interest at the per annum rate of twelve percent beginning on the 61st day after the CC Termination. However, if, on the date of the CC Termination, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code and the severance payment is “nonqualified deferred compensation” that is subject to Section 409A, the payment will be made on the first payroll payment date that is more than six months following the date of the CC Termination. If a severance payment subject to Section 409A is not paid on the first payroll payment date that is more than six months following the date of the CC Termination, the unpaid amount will bear interest at the per annum rate of twelve percent beginning on the day after the first payroll payment date that is more than six months following the date of the CC Termination. The right to the termination compensation described above is subject to the Executive’s execution and nonrevocation of the Company’s

Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.
6.3.1    Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean that any one of the following applies:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (a) the following acquisitions by a Person will not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.
(b)    The individuals who, as of the Executive’s original date of hire constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the date described in the preceding sentence whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will be deemed a member of the Incumbent Board only upon the third anniversary of such assumption of office.
(c)    The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
6.3.2    Legal Expenses After a CC Termination. The Company will pay or reimburse the Executive for reasonable legal fees (including, without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive following a CC Termination that entitles the Executive to a severance payment under paragraph 6.3; provided, however, that the Company will have no obligation to pay any such legal fees, if in the case of an action brought by the Executive, the Company is successful in establishing with the court that the Executive’s action was frivolous or otherwise without any reasonable legal or factual basis.
6.4    CC Termination. The term “CC Termination” means any of the following: (a) the Executive’s employment is terminated by the Company other than under paragraph 6.1.2, 6.5 or 6.6; (b) the Executive resigns as a result of a material diminution in the Executive’s authority, duties, or responsibilities, a material reduction in the Executive’s then current Base Salary or a material reduction in the Executive’s then current benefits as provided in paragraph 4, a relocation of more than 50 miles from the Executive’s then current place of employment being required by the Board or the Executive’s Supervisor, or a material breach by the Company under this Agreement; or (c) the Executive resigns in connection with a Change in

Control as a result of the Company’s failure to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.
6.5    Incapacity of Executive. If the Executive suffers from a physical or mental condition that qualifies the Executive for benefits under the Company’s Long Term Disability policy (or would qualify the Executive for benefits if the Executive was covered by the Long Term Disability policy), the Executive’s employment may be terminated by the Company, in which event, the Company will pay Executive a lump sum equal to twelve months’ Base Salary in effect on the Termination Date (or, if greater, the highest Base Salary in effect during the three year period ending on the Termination Date), which shall be paid within 60 days following the Termination Date. However, if, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code and the termination payment is “nonqualified deferred compensation” that is subject to Section 409A and is considered to be triggered by the Executive’s “separation from service,” such payment will be made on the first payroll payment date which is more than six months following the Termination Date. Notwithstanding the foregoing, the amount payable hereunder will be reduced by any benefits payable under any disability plans provided by the Company under paragraph 4.4 of this Agreement. The right to the compensation due under this paragraph 6.5 is subject to the execution and nonrevocation by the Executive or the Executive’s legal representative of the Company’s Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. In applying this paragraph, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.
6.6    Death of Executive. If the Executive dies during the term of this Agreement, Executive’s employment will terminate without compensation to the Executive’s estate except the obligation to pay the Executive’s estate a lump sum equal to twelve months’ Base Salary in effect on the date of death (or, if greater, the highest Base Salary in effect during the three year period ending on the date of death).
6.7    Effect of Termination. Subject to paragraph 14, the termination of Executive’s employment will terminate all obligations of the Executive to render services on behalf of the Company. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, computers, cellular phones, smart phones, equipment, supplies and other items relating to the Company will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects that are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than 14 days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the effective date of termination, the Executive will cooperate with the Company to provide for the orderly separation of the Executive’s employment.
6.8    Equity Compensation Provisions. Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination under paragraph 6.1.1 or 6.3 of this Agreement: (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by Executive immediately prior to such termination will immediately become 100% vested; and (b) the Executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Executive’s termination of employment. To the extent the Company is unable to provide for one or both of the foregoing rights the Company will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such units, stock options, incentive stock options, performance shares, stock appreciation rights and shares of restricted stock (the “Equity Compensation Rights”) with the foregoing rights as of the date of Executive’s termination of employment and the total value of the Equity Compensation Rights without the foregoing rights as of the date of the Executive’s termination of employment. The foregoing amounts will be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board and the cash payment, if any, will be paid in a lump sum in the case of a termination under paragraph 6.1.1, at the same time as the severance payment is otherwise due under such paragraph (except for any cash payment made with respect to performance shares or performance share units, which will be made when those awards otherwise would have been paid), and in the case of a termination under paragraph 6.3, at the same time the payment is due under such paragraph. The right to the foregoing termination compensation under clauses (a) and (b) above is subject to the Executive’s execution and nonrevocation of the Company’s Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.
6.9    Application of Section 4999. If any amount payable to the Executive under this Agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this paragraph 6.9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s payments hereunder shall be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the Executive would retain a greater amount on an after-tax basis following such reduction.
6.10    Sole Source of Severance Benefits. This paragraph 6 is intended to be the Executive’s sole source of severance benefits from the Company. If the Executive is or becomes eligible to receive severance under another plan, program or policy with the Company or other agreement with the Company, the amount paid under paragraph 6 will be reduced by the severance amount paid under another plan, program or policy with the Company or other agreement with the Company.
7.    Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information that constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the success of the Company is predicated. The Executive agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel or other parties authorized by the Company to receive confidential information (“Confidential Information”) nor use for any purpose, other than the performance of this Agreement, any Confidential Information. Confidential Information includes data or material (regardless of form) that is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material that at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The provisions of this paragraph 7 will survive the termination, expiration or cancellation of Executive’s employment. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information by the 14th day following his or her termination. For purposes of paragraphs 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company’s subsidiaries or affiliates.
8.    Non-Solicitation. The Executive agrees that during the Non-Solicitation Period (as hereafter defined), Executive will not directly, either personally or by or through his or her agent, on behalf of himself/herself or on behalf of any other individual, association or entity, (i) use any of the Confidential Information for the purposes of calling on or soliciting any established customer of the Company for providing to any such customer a product or service provided by the Company or any affiliate or subsidiary of the Company; (ii) solicit, influence or encourage any established customer of the Company to (A) divert or direct business to the Executive or any person or entity by which or with which the Executive is employed, associated, affiliated or otherwise related, or (B) acquire any product or service provided by the Company; or (iii) solicit, divert or attempt to solicit or divert any person or entity who has been identified and contacted by the Company, either directly or through such entity’s agent(s), with respect to a possible acquisition by, or transaction with, the Company. For the purposes hereof, the term “Non-Solicitation Period” shall mean a period of twelve months after Executive’s employment ceases for any reason.
9.    Non-Interference. The Executive agrees that during the Non-Interference Period (as hereafter defined) he/she will not, directly or indirectly, either personally or by or through his or her agent, on behalf of himself/herself or on behalf of any other individual, association or entity, hire, solicit or seek to hire any employee of the Company or any affiliate or subsidiary of the Company, or any individual who was an employee of the Company or any affiliate or subsidiary of the Company during the twelve-month period prior to the Termination Date, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her employment with the Company or any affiliate or subsidiary of the Company or to become employed in a business or activities likely to be competitive with the business of the Company or any affiliate or subsidiary of the Company. For the purposes hereof, the term “Non-Interference Period” shall mean a period of twelve months after Executive’s employment ceases for any reason.
10.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
11.    Remedies. The Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company or any of its subsidiaries irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of this Agreement, the Company or any of its subsidiaries or affiliates shall be entitled to an injunction restraining the Executive from such breach. In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available, if the Executive violates any provision of paragraph 7, 8 or 9 hereof, any compensation or severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such compensation as severance payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under paragraphs 7, 8 and 9 or the Company’s or its subsidiaries’ or affiliates’ other rights or remedies available at law or in equity. Nothing contained in this Agreement shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing, or limiting the Company’s or any of its subsidiaries’ or affiliates’ ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Executive.
12.    Proprietary Matters.
12.1    The Executive acknowledges and agrees that the Company owns all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other intellectual and industrial property rights) relating to any and all inventions (whether or not patentable), works of authorship, design, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of this Agreement which are useful in, or directly or indirectly related to, the business of the Company or any Confidential Information (collectively, the “Proprietary Rights”). The Executive further acknowledges and agrees that all such Proprietary Rights are “works made for hire” of which the Company is the author. The Executive agrees to promptly disclose and provide all Proprietary Rights to the Company; provided, in the event the Proprietary Rights shall not be deemed to constitute “works made for hire,” or in the event the Executive should, by operation of law or otherwise, be deemed to retain any rights in the Proprietary Rights, the Executive agrees to assign to the Company, without further consideration, the Executive’s entire right, title and interest in and to each and every such Proprietary Right.
12.2    The Executive hereby agrees to assist Company in obtaining and enforcing United States and/or foreign letters patent and copyright registrations covering the Proprietary Rights and further agrees that Executive’s obligation to assist Company shall continue beyond the termination of Executive’s employment hereunder. If Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to Company, then Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims of any nature whatsoever which Executive now or hereafter may have for infringement of any patent or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to Company. Executive will further assist Company in every lawful way to enforce any copyrights or patents obtained, including without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by Company, all without further consideration except as contemplated by the immediately following sentence but at the expense of Company. If Executive is called upon to render such assistance after termination of Executive’s employment hereunder, then Executive shall be entitled to a fair and reasonable per diem fee (which shall not be less than Executive’s equivalent daily Base Salary) in addition to reimbursement of any expenses incurred at the request of Company.
13.    Governing Law and Venue. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that Oklahoma City, Oklahoma is the proper venue for any litigation seeking to enforce any provision of this Agreement, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Oklahoma City, Oklahoma to enforce any provision of this Agreement.
14.    Survival. In the event of termination of employment, neither the Company nor the Executive will have any further obligations hereunder, except for any obligations that expressly survive termination of employment including paragraphs 6, 7, 8, 9, 10, 11, 12 and 13.
15.    Miscellaneous. The parties further agree as follows:
15.1    Time. Time is of the essence of each provision of this Agreement.
15.2    Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when received by personal delivery, by facsimile, by overnight courier, or by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:
To the Company:    SandRidge Energy, Inc.
123 Robert S. Kerr Ave.
Oklahoma City, OK 73102

Attn: R. Scott Griffin

To the Executive:	to the Executive at the address set forth below such Executive’s signature hereto.

15.3    Assignment. The Company may assign its rights and obligations under this Agreement to any subsidiary or affiliate, and any entity to which this Agreement is assigned shall be treated as the Company for purposes of this Agreement. The Executive may not transfer or assign this Agreement or any of his or her rights or interests herein, in whole or in part, to any other person or entity without the prior written consent of the Company.
15.4    Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
15.5    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.
15.6    Binding Effect and Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, officers, employees, agents, successors and assigns (including, in the case of the Company or any of its subsidiaries or affiliated companies, the successor to the business of the Company as a result of the transfer of all or substantially all of the assets or capital stock of the Company or any of its subsidiaries or affiliates).
15.7    Supersession. This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Executive and supersedes and replaces in all respects any prior oral or written employment agreements. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.
15.8    Non-Contravention. Executive represents and warrants to the Company that the execution and performance of this Agreement will not violate, constitute a default under, or otherwise give rights to any third party, pursuant to the terms of any Agreement to which Executive is a party.

15.9    Indemnity. EXECUTIVE AGREES TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS DIRECTORS, OFFICERS AND EMPLOYEES AND AGENTS (THE "INDEMNIFIED PARTIES") AGAINST ANY LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE, AS INCURRED, ("LOSS") TO WHICH THE INDEMNIFIED PARTIES MAY BECOME SUBJECT OR INCUR, INSOFAR AS SUCH LOSS ARISES OUT OF OR IS BASED UPON ANY INACCURACY IN ANY REPRESENTATION OR WARRANTY GIVEN BY EXECUTIVE IN THIS AGREEMENT INCLUDING REPRESENTATIONS AND WARRANTIES MADE IN PARAGRAPH 15.8 AND TO REIMBURSE THE INDEMNIFIED PARTIES FOR ANY AND ALL EXPENSES (INCLUDING THE FEES AND DISBURSEMENTS OF COUNSEL CHOSEN BY THE INDEMNIFIED PARTIES) AS SUCH EXPENSES ARE REASONABLY INCURRED BY THE INDEMNIFIED PARTIES IN CONNECTION WITH INVESTIGATING, DEFENDING, SETTLING, COMPROMISING OR PAYING ANY SUCH LOSS.
15.10    Compliance with Section 409A of the Code. This Agreement shall be interpreted to ensure that the payments to be made to the Executive are exempt from, or comply with, Section 409A of the Code; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Executive to the Company or to any other individual or entity. Any payment to the Executive that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each payment shall be considered to be a separate payment for purposes of Section 409A. If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service to the extent required by Section 409A(a)(2)(B)(i). Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv). If the period during which the Executive has discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year the Executive delivers the executed release to the Company.
15.11    Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all taxes that the Company reasonably determines to be required to be withheld pursuant to any law, regulation, or ruling. However, it is the Executive’s obligation to pay all required taxes on any amounts paid under this Agreement, regardless of the extent to which amounts are withheld.
15.12    Nonduplication of Benefits. No provision of this Agreement shall require the Company to provide the Executive with any payment, benefit or grant that duplicates any payment, benefit or grant that the Executive is entitled to receive under another plan, program or policy with the Company or other agreement with the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective the date first above written.
[SIGNATURES ON FOLLOWING PAGE]

SANDRIDGE ENERGY, INC. (the “Company”)
By:________________________________
R. Scott Griffin             Date
Senior Vice President of Human Resources

EXECUTIVE

By signing below, I acknowledge that I have been given the opportunity to review this Agreement carefully; that I have read, understand, and voluntarily agree to its terms; and that this Agreement is the sole and complete agreement relating to my employment and supersedes any prior oral or written employment agreement , including the prior Employment Agreement dated December 20, 2011 (and including any provisions in any such prior agreement that would otherwise survive its termination or expiration).

___________________________________
James D. Bennett            Date

Address for Notices:

___________________________________

___________________________________

___________________________________

[Agreement Date]

VIA HAND DELIVERY

Mr. James D. Bennett
7301 Lancet Lane
Nichols Hills, OK 73120

Re: Separation Agreement, James D. Bennett

Dear James:

Thank you for your service to SandRidge Energy, Inc. and its affiliates (“SandRidge” or “Company”). This letter, when fully executed, will constitute the Separation Agreement (“Separation Agreement” or “Agreement”) between you and SandRidge concerning the terms of your separation from employment with SandRidge.

1.	Termination of Employment. SandRidge has made the decision to terminate your employment effective [Separation Date].

2.
Final Payment. You have been paid or will be paid your earned salary through the effective date of the termination of your employment. Your final paycheck will include payment for [number (#)] days of accrued and unused paid time off (“PTO”). If you believe the amount of your final paycheck is incorrect, you agree to contact SandRidge immediately.

3.
Severance Payment. Consistent with the terms of your Employment Agreement, and in consideration of your service to SandRidge and your execution of this Separation Agreement and the General Release contained hereafter, SandRidge will provide you with a severance payment equal to [number (#)] months’ base salary. This severance payment will not otherwise be “benefit bearing” and will not be considered as compensation for purposes of the Company's 401(k) plan, the non-qualified deferred compensation plan or for accrual of PTO or other leave. The severance payment will be paid within 60 days of your Separation Date. You will only receive the severance payment if you have returned an executed copy of this Separation Agreement and the accompanying General Release during the [21/45] day period immediately following the date you receive this Separation Agreement and you have not revoked such General Release within the seven day revocation period described below. In order to receive the severance payment you must also return all SandRidge property within 14 days of your Separation Date.

4.
Return of SandRidge Property. If you have any Company property in your possession, you agree to immediately return it to your supervisor or the Human Resources Department within 14 days of your Separation Date. SandRidge property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security items, credit cards, passwords, electronic devices, laptop computers, cellular phones and Blackberry devices. You must also return all originals and any copies of Company records. This includes any disks, files, notebooks, etc. that you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession.

5.
Release of Claims. You waive and release and promise never to assert any and all claims, known and unknown, that you have or might have against SandRidge and any related entities, directors, officers, members of leadership, agents, attorneys, employees, predecessors, successors, or assigns, arising from or related to your employment with SandRidge and/or the termination of your employment with SandRidge. These claims include, but are not limited to, personal injury claims, contract claims, employment claims, wage and hour claims, claims arising under federal, state and local statutory or common law, such as (without limitation) Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, the Americans with Disabilities Act and the law of contract and tort.

6.
General Release. To accept this Separation Agreement and your severance payment, you will execute a copy of this Separation Agreement and the attached General Release and return it to SandRidge during the [21/45] day period immediately following from the date you receive this Separation Agreement. By signing this Agreement, you are agreeing that once seven days have passed from the date you sign the General Release, you will not attempt to revoke or rescind the General Release at any time in the future, and you are agreeing not to commence any action released in paragraph 5, above, in regard to your prior employment relationship. By signing this Agreement, you are representing to SandRidge that you fully understand the General Release and will have had an opportunity to seek legal advice regarding the General Release and the proposed Separation Agreement, if you desire to do so, before signing either document. You are also representing to SandRidge that between the date of this notice and the date you sign the General Release you have not commenced, and will not commence, any charge, action or complaint with any court or with the Equal Employment Opportunity Commission, the United States Department of Labor or with any other federal or state judicial or administrative agency in regard to your employment relationship or any matters arising out of that relationship. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, The Age Discrimination in

Employment Act, the Americans with Disabilities Act and the law of contract and tort. Finally, you are representing that you fully understand that any such filing or actions shall constitute a rejection or breach of our agreements contained herein. You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims.

7.
Continued Assistance. You will continue to cooperate with and assist SandRidge and its representatives and attorneys as requested with respect to any investigations, litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which you are or have been involved or with respect to which you have relevant information. SandRidge will reimburse you for reasonable expenses you may incur for travel in connection with this obligation to assist SandRidge. In addition, SandRidge will compensate you at a reasonable hourly rate for all time spent providing such assistance.

8.
Future Activities. You will not at any time in the future voluntarily contact or participate with any governmental agency in connection with any complaint or investigation pertaining to the Company, except to the extent required by applicable law, and you will not be employed or otherwise act as an expert witness or consultant or in any similar paid capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company. In addition, at no time in the future will you voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company.

9.
Preserving Name and Reputation. You will not at any time in the future defame, disparage or make statements or disparaging remarks which could embarrass or cause harm to SandRidge’s name and reputation or the names and reputation of any of its officers, directors, representatives, agents, employees or SandRidge’s current, former or prospective vendors, professional colleagues, professional organizations, associates or contractors, to any governmental or regulatory agency or to the press or media. “Disparagement” as used herein means the form and substance of any communication, regardless of whether or not you believe it to be true, that tends to degrade or belittle SandRidge or subject it to ridicule or embarrassment. You agree this paragraph is a material provision of this Separation Agreement and that in the event of breach, you will be liable for the return of the value of all consideration received as well as any other damages sustained by SandRidge.

10.
Forfeiture. In the event that you breach any of your obligations under this Separation Agreement or as otherwise imposed by law, SandRidge shall be entitled to stop payment of any benefit due under this Agreement and shall be entitled to recover any benefit paid under the Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

11.
Additional Warranties. You represent and warrant that as of this date you have suffered no work related injury during your employment with SandRidge and that you have no intention of filing a claim for worker’s compensation benefits arising from any incident occurring during your employment with the Company. You further represent that you have accounted to the Company for any and all hours worked through [Separation Date] including overtime, and that you have been paid for such hours worked at the appropriate rate. You also represent and warrant that you are not due any unpaid vacation or sick pay.

12.
No Admission/Offer of Compromise. By making this severance offer, SandRidge is not admitting liability or responsibility for any past due wages or other consideration. Any alleged responsibility or liability on the part of the Company has been and continues to be denied. In addition, this severance offer constitutes an offer of compromise pursuant to the applicable rules of evidence.

13.
Governing Law and Venue. To the extent not preempted by federal law, the provisions of this Separation Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that Oklahoma City, Oklahoma is the proper venue for any litigation seeking to enforce any provision of this Separation Agreement, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Oklahoma City, Oklahoma to enforce any provision of this Separation Agreement.

14.
Severability. If any portion, provision or part of this Separation Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Separation Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

15.
Entire Agreement. This Separation Agreement between you and SandRidge, in the event you execute this Agreement, will be in consideration of the mutual promises described above. Also, this Agreement and the General Release will constitute the entire agreement between you and SandRidge with respect to your separation from employment. There are no agreements, written or oral, expressed or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Separation Agreement and the Employment Agreement to which it relates. It is understood that the requirements of paragraph 14 of the Employment Agreement survive the termination of employment.

We are pleased that we were able to part ways on these amicable terms. We wish you every success in your future endeavors.

Sincerely,

SANDRIDGE ENERGY, INC.

Agreed to on behalf of SandRidge Energy, Inc.

___________________________________________        ________________
Sr. Vice President – Human Resources                Date

By signing below, I acknowledge that I have been given the opportunity to review this Separation Agreement carefully; that I have read this Agreement and understand the terms of the Agreement; and that I voluntarily agree to them.

ACCEPTED AND AGREED TO BY:

_________________________________________        ________________
James D. Bennett                            Date

NOTICE

Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies. [The attached Schedule 1 contains demographic information setting out the people with your work group who were affected and not affected by the separation affecting you].
This General Release is being provided to you in connection with the special, individualized severance package outlined in a proposed Separation Agreement dated [Separation Date]. You may accept the special, individualized severance package by signing the Agreement at any time during that period. If you do not accept the severance package and sign and return this General Release within [21/45] days, you will not be eligible for the special, individualized severance package.
BEFORE EXECUTING EITHER THE PROPOSED SEPARATION AGREEMENT OR THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT AN ATTORNEY.
You may revoke this General Release within seven days after you sign it and it shall not become effective or enforceable until that revocation period has expired. Revocation must be in writing and received by the Company’s Human Resource Department, Attn: R. Scott Griffin within the seven day period following your execution of this General Release.
GENERAL RELEASE
My employment with SandRidge is terminated effective [Separation Date]. In consideration of the special, individualized severance package offered to me by SandRidge and the separation benefits I will receive as reflected in a notice dated [Agreement Date] (the “Separation Agreement”), I, James D. Bennett, on behalf of myself and my heirs, assigns, executors, and administrators (collectively referred to as the “Releasing Parties”) hereby release and discharge SandRidge and its subsidiaries, partners, and affiliates, including each of those entities’ predecessors, successors, affiliates, and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the

“Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I or the Releasing Parties may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I or the Releasing Parties may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I or the Releasing Parties may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any expressed or implied employment contracts, and to any claims I or the Releasing Parties may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I or the Releasing Parties may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company's qualified benefit plans or on any of the Company’s obligations under the Separation Agreement. In addition, this General Release does not have any effect on any coverage I may have, or may be entitled to, under any directors’ and officers’ liability insurance policy for any such action or inaction taken in my role as director or officer of the company.

I have received copies of, carefully reviewed and fully understand all the provisions of the Separation Agreement and General Release, including the foregoing notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.
The Separation Agreement, including this General Release and the foregoing notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Separation Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Separation Agreement.

I acknowledge that the Company gave me a period of [21/45] days, starting after my termination of employment, to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Separation Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Separation Agreement and this General Release prior to signing those documents.
[Revocation period provided to the extent required by law, e.g., for individuals age 40 and older] I acknowledge that I have been informed of my right to revoke this General Release within seven (7) days after I sign it. I represent and state that I fully understand how any such revocation is to be made and the consequences of any such revocation.

Date:________________

________________________________________
James D. Bennett

SCHEDULE 1
[TO BE USED IN THE EVENT OF A GROUP TERMINATION ONLY]

SandRidge Energy, Inc. Severance Agreement and General Release Agreement

The following demographic information provided in the two tables below is provided to you for review and consideration in connection with signing the SEVERANCE AGREEMENT AND GENERAL RELEASE. This list represents job titles and ages of employees of SandRidge whose employment has recently terminated.

TITLE	AGE(S)

This list represents the job titles and ages of current employees of SandRidge whose employment has not recently terminated. Those employees by job title and age are as follows:

TITLE	AGE(S)